AGREEMENT AND PLAN OF MERGER

                                       of

                        GENTLE DENTAL SERVICE CORPORATION

                                       and

                             GMS DENTAL GROUP, INC.



                             Dated October 30, 1997

                                                                            Page

                                TABLE OF CONTENTS

ARTICLE I

    The Merger................................................................ 1
    1.01   The Merger......................................................... 1
    1.02   Effect of Merger................................................... 2
    1.03   Directors and Officers............................................. 2
    1.04   Conversion of GMS Stock and Rights to Acquire GMS Stock............ 3
    1.05   Closing............................................................ 6
    1.06   Subsequent Actions................................................. 6

ARTICLE II

    Representations and Warranties of GDSC.................................... 6
    2.01   Corporate Existence................................................ 7
    2.02   Authorization...................................................... 7
    2.03   Capitalization..................................................... 7
    2.04   No Adverse Consequences............................................ 8
    2.05   Brokers and Finders................................................ 8
    2.06   Litigation......................................................... 8
    2.07   Compliance with Laws............................................... 8
    2.08   Employment Matters................................................. 9
    2.09   Financial Statements...............................................10
    2.10   Undisclosed Liabilities............................................11
    2.11   Absence of Certain Changes or Events...............................11
    2.12   Leases.............................................................11
    2.13   Certain Contracts and Arrangements.................................11
    2.14   Status of GDSC Leases and GDSC Contracts...........................12
    2.15   Title and Condition of Tangible Assets.............................13
    2.16   Insurance..........................................................13
    2.17   Taxes..............................................................14
    2.18   Certain Interests..................................................14
    2.19   No Restrictions....................................................14
    2.20   Permits and Licenses...............................................15
    2.21   Certain Payments...................................................15
    2.22   Environmental Conditions...........................................15
    2.23   Consents and Approvals.............................................15
    2.24   Records............................................................16
    2.25   Pooling Matters....................................................16
    2.26   Certain Tax Matters................................................16
    2.27   Consent Solicitation and Information Statement.....................17
    2.28   Reliance...........................................................17
    2.29   Accuracy of Representations and Warranties.........................17


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                                                                            Page

ARTICLE III

    Representations and Warranties of GMS.....................................17
    3.01   Corporate Existence................................................17
    3.02   Authorization......................................................18
    3.03   Capitalization.....................................................18
    3.04   No Adverse Consequences............................................19
    3.05   Brokers and Finders................................................19
    3.06   Litigation.........................................................19
    3.07   Compliance with Laws...............................................19
    3.08   Employment Matters.................................................20
    3.09   Financial Statements...............................................21
    3.10   Undisclosed Liabilities............................................21
    3.11   Absence of Certain Changes or Events...............................22
    3.12   Leases.............................................................22
    3.13   Certain Contracts and Arrangements.................................22
    3.14   Status of GMS Contracts and GMS Leases.............................23
    3.15   Title and Condition of Tangible Assets.............................24
    3.16   Insurance..........................................................24
    3.17   Taxes..............................................................24
    3.18   Certain Interests..................................................25
    3.19   No Restrictions....................................................25
    3.20   Permits and Licenses...............................................25
    3.21   Certain Payments...................................................26
    3.22   Environmental Conditions...........................................26
    3.23   Consents and Approvals.............................................26
    3.24   Records............................................................26
    3.25   Pooling Matters....................................................26
    3.26   Certain Tax Matters................................................26
    3.27   Consent Solicitation and Information Statement.....................27
    3.28   Reliance...........................................................27
    3.29   Accuracy of Representations and Warranties.........................27

ARTICLE IV

    Covenants of GDSC.........................................................27
    4.01   Access to Properties, Books and Records............................27
    4.02   Negative Covenants.................................................28
    4.03   Affirmative Covenants..............................................29

ARTICLE V

    Covenants of GMS..........................................................30


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                                                                            Page

    5.01   Access to Properties, Books and Records............................30
    5.02   Negative Covenants.................................................30
    5.03   Affirmative Covenants..............................................32
    5.04   Shareholder Approval...............................................32

ARTICLE VI

    Joint Covenants...........................................................33
    6.01   Governmental Consents..............................................33
    6.02   Best Efforts; No Inconsistent Action...............................33
    6.03   Office Locations...................................................33
    6.04   Consent Solicitation and Information Statement.....................33

ARTICLE VII

    Conditions to Obligations of GDSC.........................................33
    7.01   Governmental Approvals.............................................34
    7.02   Consents...........................................................34
    7.03   Representations, Warranties and Covenants..........................34
    7.04   Adverse Proceedings................................................34
    7.05   No Adverse Change..................................................34
    7.06   Opinion of Counsel.................................................34
    7.07   Employment Agreement...............................................34
    7.08   Shareholder Representation Letter..................................35
    7.09   Affiliate Representation Letter....................................35
    7.10   Tax Opinion........................................................35
    7.11   Shareholder Approval...............................................35
    7.12   Fairness Opinion.  ................................................35
    7.13   Termination of Agreements..........................................35
    7.14   Dissenters.........................................................35
    7.15   Conversion of Preferred Stock......................................36
    7.16   Clarification of Repurchase Rights.................................36
    7.17   Clarification of Earnout Rights....................................36
    7.18   Acquisition Agreements.............................................36
    7.19   Pooling Opinion....................................................36
    7.20   Imperial Bank Waiver...............................................36
    7.21   Actions Satisfactory to GDSC's Counsel.............................36

ARTICLE VIII

    Conditions to Obligations of GMS..........................................36
    8.01   Governmental Approvals.............................................36
    8.02   Consents...........................................................37


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
    8.03   Representations, Warranties and Covenants..........................37
    8.04   Adverse Proceedings................................................37
    8.05   No Adverse Change..................................................37
    8.06   Opinion of Counsel.................................................37
    8.07   Employment Agreements..............................................37
    8.08   GDSC Board of Directors and Officers...............................37
    8.09   Shareholder Approval...............................................38
    8.10   Tax Opinion........................................................38
    8.11   Nasdaq Listing.....................................................38
    8.12   Actions Satisfactory to GMS's Counsel..............................38

ARTICLE IX

    Exclusivity; Termination..................................................38
    9.01   Exclusivity........................................................38
    9.02   Right of Parties to Terminate......................................39
    9.03   Break-Up Fee.......................................................40
    9.04   Effect of Termination..............................................40
    9.05   Delivery of Schedules..............................................40

ARTICLE X

    Confidentiality; Press Releases...........................................40
    10.01  Confidentiality....................................................40
    10.02  Press Releases.....................................................41

ARTICLE XI

    Other Provisions..........................................................41
    11.01  Benefit and Assignment.............................................41
    11.02  Entire Agreement...................................................41
    11.03  Fees and Expenses..................................................42
    11.04  Amendment, Waiver, etc.............................................42
    11.05  Headings...........................................................42
    11.06  Governing Law......................................................42
    11.07  Notices............................................................42
    11.08  Breach; Equitable Relief...........................................43
    11.09  Attorneys' Fees....................................................43
    11.10  Counterparts.......................................................43
    11.11  Survival...........................................................43


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                             INDEX OF DEFINED TERMS

Term                                                    Location of Definition
----                                                    ----------------------

Bakersfield Transaction...............................  2.03
Bona Fide Offer.......................................  9.02(f)
Closing...............................................  1.05
Closing Date..........................................  1.05
Code..................................................  1.01
Competing Transaction.................................  9.01-2
GDSC..................................................  Introduction
GDSC Common Stock.....................................  1.01
GDSC Contracts........................................  2.13
GDSC Current Balance Sheet............................  2.09
GDSC ERISA Plans......................................  2.08-2(b)
GDSC Financial Statements.............................  2.09
GDSC Leases...........................................  2.12
GDSC Policies.........................................  2.16
GDSC Professional Corporation.........................  2.01-2
GDSC Real Property....................................  2.12
GDSC Returns..........................................  2.17-1
GMS...................................................  Introduction
GMS Contracts.........................................  3.13
GMS Current Balance Sheet.............................  3.09
GMS ERISA Plans.......................................  3.08-2(b)
GMS Financial Statements..............................  3.09
GMS Leases............................................  3.12
GMS Policies..........................................  3.16
GMS Professional Corporation..........................  3.01-2
GMS Real Property.....................................  3.12
GMS Returns...........................................  3.17
GMS Stock.............................................  1.01
Effective Time........................................  1.01
ERISA.................................................  2.08-2(b)
Environmental Law.....................................  2.22-2(a)
Hazardous Substance...................................  2.22-2(b)
Knowledge ............................................  Article II Introduction
Material Adverse Change...............................  Article II Introduction
Material Adverse Effect...............................  Article II Introduction
Merger................................................  1.01
Merger Consideration..................................  1.04-1
Permits...............................................  2.20
Taxes.................................................  2.17-3


                                        v
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                                    EXHIBITS

Exhibit                        Item                              First Reference
-------                        ----                              ---------------

 A               Opinion of GMS's Counsel                              7.06
 B               Employment Agreements                                 7.07
 C-1             Shareholder Representation Letter                     7.08
 C-2             Shareholder Consent                                   7.08
 D               Affiliate Representation Letter                       7.09
 E               Tax Opinion                                           7.10
 F               Opinion of GDSC's Counsel                             8.05



                                    SCHEDULES

Schedule                                   Content
--------                                   -------

2.06                                       GDSC Litigation
2.08-2                                     GDSC Employee Benefits
2.08-3                                     GDSC Employment Agreements
2.11                                       GDSC Changes or Events
2.12                                       GDSC Leases
2.13                                       GDSC Contracts
2.23                                       GDSC Consents

3.01                                       GMS Subsidiaries
3.03                                       GMS Capitalization
3.06                                       GMS Litigation
3.08-1                                     GMS Collective Bargaining Agreements
3.08-2                                     GMS Employee Benefits
3.08-3                                     GMS Employment Agreements
3.11                                       GMS Changes or Events
3.12                                       GMS Leases
3.13                                       GMS Contracts
3.18                                       GMS Certain Interests
3.20                                       GMS Permit Issues
3.23                                       GMS Consents

7.09                                       GMS Affiliates

                          AGREEMENT AND PLAN OF MERGER


DATED:    October 30, 1997


AMONG:    GENTLE DENTAL SERVICE CORPORATION
            a Washington corporation
          900 Washington Street, Suite 1100
          Vancouver, WA 98660
          Telecopy No.:  (360) 750-8667                                   "GDSC"


AND:      GMS DENTAL GROUP, INC.,
            a Delaware corporation
          22800 Savi Ranch Parkway, Suite 206                              "GMS"
          Yorba Linda, CA  92887
          Telecopy No.:  (714) 998-6056


     The Boards of Directors of GDSC and GMS have determined that it is in the best interests of their respective shareholders for GMS to be merged with and into GDSC, with GDSC to be the surviving corporation, upon the terms and subject to the conditions set forth herein. In consideration of the mutual representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   The Merger

     1.01 The Merger. Pursuant to the laws of the States of Delaware and Washington, and subject to and in accordance with the terms and conditions of this Agreement, GMS shall be merged with and into GDSC, and the outstanding shares of capital stock of GMS, $.001 par value, (the "GMS Stock") shall be converted into shares of GDSC Common Stock, without par value (the "GDSC Common Stock") in a transaction intended to qualify as a tax-free reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and to qualify for pooling of interests accounting treatment. GDSC and GMS shall execute a Certificate of Merger to be filed with the Secretary of State of the State of Delaware and Articles of Merger to be filed with the Secretary of State of the State of Washington, both on the Closing Date, as defined in Section 1.05 or as soon thereafter as practicable. The merger of GMS with and into GDSC (the "Merger") shall take effect at the time (the "Effective Time") when both the Certificate of Merger and the Articles of Merger have been duly filed, or at such other time as the parties may agree upon in writing pursuant to applicable law.

     1.02 Effect of Merger. At the Effective Time, GMS shall be merged with and into GDSC in the manner and with the effect provided by the Delaware General Corporation Law and the Washington Business Corporation Act, the assets and liabilities of GMS shall be transferred to GDSC, the separate corporate existence of GMS shall cease and GDSC shall be the surviving corporation. From and after the Effective Time, the Articles of Incorporation and Bylaws of GDSC in effect immediately before the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving corporation.

     1.03 Directors and Officers. At and as of the Effective Time, the directors of GDSC will be as follows:

          Gerald R. Aaron, DDS               Steven R. Bull, DDS
          Kenneth D. Hooten                  Robert Finzi
          Paul H. Keckley                    Michael T. Fiore
          Dany Y. Tse, DMD                   Kathleen D. La Porte
          L. Theodore Van Eerden             Wayne Posey
          Craig W. Wong, DMD                 Grant Sadler

     As of the closing of the Bakersfield Transaction, Arthur G. Kaiser, DDS shall become a director of GDSC. Unless one of the directors named in the first column above resigns concurrently with the election of Dr. Kaiser as a director, one additional person designated by a majority of the directors named in the second column above shall be concurrently elected as a director.

     At and as of the Effective Time, the Executive Committee of the Board of Directors will be as follows:

          Robert Finzi
          Michael T. Fiore
          Kathleen D. La Porte
          L. Theodore Van Eerden
          Dany Y. Tse, DMD

     At and as of the Effective Time, the officers and certain other senior managers of GDSC will be as follows:

          Dany Y. Tse, DMD               Co-Chairman, Founder and President of
                                         Clinical Services Council
          Michael T. Fiore               Co-Chairman, Chief Executive Officer
                                         and President
          L. Theodore Van Eerden         Executive Vice President and Chief
                                         Development Officer
          Grant Sadler                   Vice Chairman and Co-Founder
          Norman Huffaker                Chief Financial Officer

          Ken Davis                      Regional Vice President of Operations
          Kevin Webb                     Regional Vice President of Operations
          William Westrate               Chief Information Officer
          Jerry L. Coleman               Vice President of Development
          Michael Bourgeault             Director of Management Information
                                         Systems
          Steven Wolfe                   Vice President of Human Resources
          Rhonda Lusk                    Regional Director of Human Resources.

     1.04 Conversion of GMS Stock and Rights to Acquire GMS Stock. The manner and basis of converting the GMS Stock and outstanding rights to acquire GMS Stock into GDSC Common Stock and rights to acquire GDSC Common Stock are as follows:

          1.04-1 GMS Stock. Each share of GMS Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a number of shares of GDSC Common Stock determined pursuant to this Section 1.04-1.

               (a) As conditions to the Merger, the following actions shall take effect in the following order immediately prior to the Effective Time:

                    (i) Pursuant to the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock of GMS ("GMS Series A Preferred Stock") and Series B-1 Preferred Stock of GMS ("GMS Series B-1 Preferred Stock") (counted together as a single class), each outstanding share of GMS Series A Preferred Stock and GMS Series B-1 Preferred Stock shall be converted into one share of Common Stock of GMS ("GMS Common Stock").

                    (ii) Pursuant to resolutions adopted by the Board of Directors of GMS and the consent of all holders of GMS Series B-1 Preferred Stock, all accrued and unpaid cumulative dividends on the GMS Series B-1 Preferred Stock shall be paid in shares of GMS Common Stock. To determine the number of shares of GMS Common Stock to be issued to a holder of GMS Series B-1 Preferred Stock in payment of such accrued and unpaid cumulative dividends, the amount of accrued and unpaid cumulative dividends owed to such holder through the Effective Time shall be divided by the product of .45 multiplied by the GDSC Common Stock Value. For purposes of this Agreement, the "GDSC Common Stock Value" means the average of the daily closing prices of the GDSC Common Stock on the Nasdaq Small Cap Market during the 30- calendar day period ending three calendar days prior to the Closing Date, multiplied by .95.

                    (iii) Pursuant to subsection 4(b)(ii) of Article IV.B. of the Restated Certificate of Incorporation of GMS, each outstanding share of Series C Preferred

Stock of GMS ("GMS Series C Preferred Stock") shall be converted into a number of shares of GMS Common Stock determined as follows:

                         (A) The "Total Purchase Price" shall be determined by
multiplying 4,542,326 by the GDSC Common Stock Value.

                         (B) The "Pre-C Fully Diluted Common Stock" shall equal
the number of outstanding shares of GMS Common Stock (including the shares issued under subparagraphs (i) and (ii) above) assuming (x) the conversion into or exchange for GMS Common Stock of all, if any, remaining securities of GMS that are convertible into or exchangeable for GMS Common Stock other than shares of GMS Series C Preferred Stock, and (y) the exercise of all outstanding options, warrants or other rights to acquire GMS Common Stock or securities which are exercisable for or convertible into GMS Common Stock, whether or not then exercisable.

                         (C) The "Fully Diluted Series C Shares" shall equal the
sum of the number of outstanding shares of GMS Series C Preferred Stock and the maximum number of shares of GMS Series C Preferred Stock issuable under all outstanding contingent or other rights to receive such stock. For this purpose, the maximum number of shares of GMS Series C Preferred Stock issuable pursuant to the merger of GMS and Premier Dental Care, an Idaho corporation, shall be 180 shares at closing and 180 shares pursuant to contingent rights.

                         (D) The "Assumed Series C Conversion Shares" shall be
determined by dividing the Total Purchase Price by the Pre-C Fully Diluted Common Stock, and then dividing the resulting quotient into the product of $1,000 multiplied by the Fully Diluted Series C Shares.

                         (E) The "Qualified Sale Price" shall be determined by
dividing the Total Purchase Price by the sum of the Pre-C Fully Diluted Common Stock and the Assumed Series C Conversion Shares.

                         (F) The number of shares of GMS Common Stock issuable
upon conversion of each outstanding share of GMS Series C Preferred Stock shall equal $1,000 divided by 75% of the Qualified Sale Price, with the number of shares of GMS Common Stock issuable to each holder of GMS Series C Preferred Stock being rounded to the nearest whole share.

               (b) After the occurrence of the events referred to in subparagraph (a) above, the only outstanding shares of GMS Stock shall be shares of GMS Common Stock and each such outstanding share of GMS Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a number of shares of GDSC Common Stock determined by multiplying the number of shares of GMS Common Stock by the Conversion Ratio. For purposes of this

Agreement, the "Conversion Ratio" equals 4,251,089 divided by the difference determined by subtracting 667,450 from the number of shares of GMS Common Stock outstanding at the Effective Time. For this purpose, GMS Common Stock outstanding at the Effective Time shall include shares of GMS Common Stock issuable upon conversion of the shares of GMS Series C Preferred Stock to be issued at the closing of the merger of GMS and Premier Dental Care, an Idaho corporation, whether or not that closing shall have occurred prior to the Effective Time.

               (c) No fractional shares of GDSC Common Stock shall be issued in the Merger. Any fractional share otherwise issuable shall be rounded to nearest whole share.

          1.04-2 GMS Options and Warrants. Each option or warrant to purchase shares of GMS Common Stock outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by GDSC and shall be converted at the Effective Time into and become an option to purchase the number of shares of GDSC Common Stock determined by multiplying the number of shares of GMS Common Stock subject to such option or warrant immediately prior to the Effective Time (whether or not such option or warrant shall then have been exercisable) by the Conversion Ratio, and then rounding to the nearest whole number. The exercise price per share of such options and warrants shall be adjusted to the number determined by dividing the per share exercise price of such option or warrant as in effect immediately prior to the Effective Time by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the options or warrants will to the extent permitted by law and otherwise reasonably practicable be unchanged; each option which is an Incentive Stock Option shall be adjusted in accordance with the requirements of Section 424(a) of the Code so as not to constitute a modification, renewal or extension of the option within the meaning of Section 424(h) of the Code.

          1.04-3 GDSC Common Stock. Each share of GDSC Common Stock outstanding prior to the Merger shall remain outstanding without change subsequent to the Merger and each option or warrant to acquire shares of GDSC Common Stock outstanding prior to the Merger shall remain outstanding without change subsequent to the Merger.

          1.04-4 Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, the outstanding shares of GDSC Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the number of shares of GDSC Common Stock to be issued by virtue of the Merger shall be appropriately adjusted.

          1.04-5 Surrender of Certificates. After the Effective Time, each shareholder of GMS shall, upon surrender to GDSC of a certificate or certificates representing his shares of GMS Stock, receive in exchange therefor a certificate or certificates representing the number of shares of GDSC Common Stock into which the GMS Stock shall have been converted pursuant to the provisions of
Section 1.04-1. Until so surrendered, each certificate which prior to the Merger represented shares of GMS Stock shall be deemed, for all purposes, to evidence ownership of the number of shares of GDSC Common Stock into which the shares of GMS Stock shall have been converted.

     1.05 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, Portland, Oregon, at 10:00 a.m., Pacific time, on October 31, 1997 or, if later, at 10:00 a.m., Pacific time, on the date that is 10 business days after the date that all conditions to the Closing are satisfied (other than those conditions that by their terms are to occur at the Closing) or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.06 Subsequent Actions. If, at any time after the Effective Time, GDSC shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in GDSC its right, title or interest in, to, or under any of the rights, properties or assets of GMS acquired or to be acquired by GDSC as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of GDSC shall be authorized to execute and deliver, in the name and on behalf of GMS, or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of GMS, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in GDSC or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                     Representations and Warranties of GDSC

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of a party, which shall in any event include any adverse effect on the shareholders' equity, assets, revenue or net income of that party in excess of $250,000; and "Material Adverse Change" means any change that has resulted, will result or is reasonably likely to result in a Material Adverse Effect. As used in this Agreement, "knowledge" means the actual or constructive knowledge of the executive officers and directors of GDSC or GMS (as the context requires). A person is deemed to have constructive knowledge for purposes of this definition of "knowledge" only if he or she would have actual knowledge by reason of conducting reasonable investigation or making reasonable inquiry within the scope of his or her employment or duties.

     GDSC represents and warrants to GMS as follows:

     2.01 Corporate Existence.

          2.01-1 GDSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and GDSC has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. GDSC is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or activities makes such qualification or licensing necessary except in those jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. Other than Dedicated Dental Systems, Inc. which will become a subsidiary of GDSC upon consummation of the Bakersfield Transaction, GDSC has no subsidiaries and has no investments in any corporation, partnership, association, joint venture or other entity.

          2.01-2 To GDSC's knowledge, each professional corporation with which GDSC has entered into a support services or management agreement (each, a "GDSC Professional Corporation") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

     2.02 Authorization. GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GDSC and is binding upon and enforceable against GDSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.03 Capitalization. The authorized capital stock of GDSC consists of 50,000,000 shares of Common Stock, of which 3,166,306 shares are issued and outstanding; and 30,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All issued and outstanding shares of GDSC capital stock are validly issued, fully paid and non-assessable, and have been issued without violation of any preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by GDSC of GDSC capital stock, other than 558,750 shares subject to outstanding options under the GDSC 1993 Stock Incentive Plan, shares subject to outstanding purchase rights under the GDSC Employee Stock Purchase Plan and the GDSC Professional Corporation Employee Stock Purchase Plan, 369,333 shares subject to outstanding warrants described in GDSC's Registration Statement on Form SB-2 (Registration No. 333-13529) and outstanding offers and/or agreements to acquire other dental practices or dental practice management companies in exchange for up to 1,562,180 shares of Common Stock, subject to net current assets adjustments, including shares issuable pursuant to an asset acquisition and merger transaction among GDSC and dental practices and a dental health plan headquartered in Bakersfield, California (the "Bakersfield Transaction"). There are no outstanding obligations of GDSC to repurchase or otherwise acquire any of its outstanding shares of Common Stock, except as described in GDSC's Registration Statement on Form SB-2 (Registration No. 333-13529). The GDSC Common Stock to be issued in the Merger will, when issued, be duly and validly authorized and issued, fully paid and non-assessable.

     2.04 No Adverse Consequences. Neither the execution and delivery of this Agreement by GDSC nor the consummation of the transactions contemplated by this Agreement will

          2.04-1 result in the creation or imposition of any lien, charge or encumbrance on any of GDSC's assets or properties,

          2.04-2 violate or conflict with any provision of GDSC's articles of incorporation or bylaws,

          2.04-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to GDSC, or

          2.04-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to GDSC under or constitute a default under any agreement, instrument, license or permit to which either GDSC is a party or by which it is bound, except for such termination, acceleration, breach, loss or default that would not have a Material Adverse Effect.

     2.05 Brokers and Finders. GDSC has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     2.06 Litigation. Except as set forth on Schedule 2.06, there is no claim, litigation, proceeding, dispute, or investigation of any kind pending or, to the knowledge of GDSC, threatened by or against GDSC.

     2.07 Compliance with Laws. GDSC and, to GDSC's knowledge, the GDSC Professional Corporations have at all relevant times conducted their businesses in compliance with their respective articles of incorporation, bylaws and all applicable laws and regulations. Neither GDSC nor, to GDSC's knowledge, any GDSC Professional Corporation is in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. Neither GDSC nor, to GDSC's knowledge, any GDSC Professional Corporation is subject to any outstanding order, writ, injunction or decree, or has been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     2.08 Employment Matters.

          2.08-1 Labor Matters

               (a) GDSC is not a party or otherwise subject to any collective bargaining agreement governing the wages, hours or terms of employment of its employees. GDSC is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against GDSC pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of GDSC, threatened against GDSC, (3) representation petition respecting GDSC's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to GDSC.

               (c) GDSC has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          2.08-2 Employee Benefits.

               (a) Schedule 2.08-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by GDSC, and complete and accurate copies of all those plans or arrangements have been provided to GMS. Schedule 2.08-2 includes an estimate of amounts to be paid to GDSC employees for 1997 pursuant to GDSC employee bonus plans.

               (b) The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by GDSC that are subject to ERISA are listed separately as ERISA Plans on Schedule 2.08-2 (the "GDSC ERISA Plans"). The GDSC ERISA Plans comply with the applicable requirements of ERISA. GDSC has received from the Internal Revenue Service a favorable determination for each of the GDSC ERISA Plans and their related trusts that each of the GDSC ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under
Section 401(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the GDSC ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 512(a) of the Code exists, or has existed, with respect to any of the GDSC ERISA Plans. The present value of all accrued benefits under each of the GDSC ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. GDSC has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the GDSC ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements.

               (c) GDSC has no obligation of any kind (whether under the terms of the GDSC ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 2.08-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          2.08-3 Employment Agreements. Each of GDSC's employees is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between GDSC and any of its employees other than as listed on Schedule 2.08-3. Copies of all of GDSC's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices) have been provided to GMS. GDSC does not have any agreements or understandings with its employees except as reflected in the items listed in Schedules 2.08-2 and 2.08-3.

     2.09 Financial Statements. GDSC has provided audited balance sheets as of December 31, 1995 and 1996, and the related audited statements of income for the years then ended and the unaudited balance sheet of GDSC as of September 30, 1997 (the "GDSC Current Balance Sheet") and the related statement of income for the nine months then ended (all such balance sheets and statements collectively, the "GDSC Financial

Statements"). The GDSC Financial Statements present fairly the financial position of GDSC as of the dates indicated and the results of operations for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis.

     2.10 Undisclosed Liabilities. GDSC does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not accrued, reserved against or disclosed in the GDSC Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate would not have a Material Adverse Effect on GDSC.

     2.11 Absence of Certain Changes or Events. Since the date of the GDSC Current Balance Sheet, except as set forth on Schedule 2.11, there has not been:

          2.11-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          2.11-2 Any increase in the rate or terms of compensation payable or to become payable by GDSC to any of its directors, officers or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          2.11-3 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by GDSC, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices, agreements involving less than $100,000 or as expressly contemplated in this Agreement; or

          2.11-4 Any conduct of business which is outside the ordinary course of business.

     2.12 Leases. Schedule 2.12 contains a complete and accurate list of all real property leases ("GDSC Leases") under which GDSC is a lessee, a description of the real property covered thereby ("GDSC Real Property"), the term of each GDSC Lease and the monthly payments under the GDSC Lease (including triple net charges and other assessments). GDSC does not own any real property. Complete and accurate copies of all GDSC Leases have been delivered or made available to GMS.

     2.13 Certain Contracts and Arrangements. Schedule 2.13, which is organized by type of agreement, contains a complete and accurate list of all agreements of the following types ("GDSC Contracts") to which GDSC is a party or by which it is bound:

          2.13-1 contracts or agreements for the issuance or repurchase of GDSC Common Stock and any agreements with shareholders;

          2.13-2 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by GDSC or GDSC's guaranty of any obligation for the borrowing of money;

          2.13-3 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other acquisition or disposition of more than $100,000 of equipment, materials or capital assets;

          2.13-4 contracts or agreements for the performance of services by GDSC;

          2.13-5 contracts or agreements for the provision of services to GDSC for annual payments in excess of $100,000, excluding employment contracts;

          2.13-6 contracts or agreements for the joint performance of work or services and all other joint venture agreements;

          2.13-7 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of GDSC's services; and

          2.13-8 any other contract, instrument, agreement or obligation not described on any other Schedule to which GDSC is a party or by which it is bound and which contains unfulfilled obligations of GDSC with a value of $100,000 or more.

Complete and accurate copies of all GDSC Contracts have been delivered or made available to GMS.

     2.14 Status of GDSC Leases and GDSC Contracts.

          2.14-1 Each of the GDSC Leases and GDSC Contracts listed on Schedules
2.12 and 2.13 is valid, binding and enforceable by GDSC in accordance with its terms and is in full force and effect. There is no existing default or violation by GDSC under any GDSC Contract or GDSC Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of GDSC under any GDSC Contract or GDSC Lease. There is no pending or, to GDSC's knowledge, threatened proceeding which would interfere with the quiet enjoyment of any GDSC Real Property.

          2.14-2 GDSC is not aware of any default by any other party to any GDSC Contract or GDSC Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any GDSC Contract or GDSC Lease, and, to its knowledge, there are no facts that exist indicating that any of the GDSC Contracts or GDSC Leases may be totally or partially terminated or suspended by the other parties.

          2.14-3 GDSC is not a party to, nor is it bound by, any contract or agreement that it can reasonably foresee will result in any loss that would have a Material Adverse Effect on GDSC upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential that would have a Material Adverse Effect).

     2.15 Title and Condition of Tangible Assets.

          2.15-1 GDSC owns all of its tangible personal property except leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for liens disclosed on the GDSC Current Balance Sheet or liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the GDSC Current Balance Sheet).

          2.15-2 All tangible personal property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of GDSC's business.

          2.15-3 There are no developments affecting any of the GDSC Real Property or GDSC's tangible personal property pending or, to its knowledge, threatened which might detract from the value of such property or assets, interfere with any present or intended use of any such property or assets or adversely affect the marketability of such properties or assets in a manner that GDSC could reasonably foresee would have a Material Adverse Effect.

     2.16 Insurance. GDSC maintains policies of malpractice, liability, fire, worker's compensation, director's and officer's and other forms of insurance insuring GDSC, its officers, directors or employees, its assets or its operations (the "GDSC Policies") which are valid, enforceable and in full force and effect. All premiums with respect to the GDSC Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any GDSC Policy. The GDSC Policies are sufficient for compliance with all requirements of law and of agreements to which GDSC is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. GDSC has not been refused any insurance coverage and no insurance coverage has been canceled during the five years preceding the date of this Agreement.

     2.17 Taxes.

          2.17-1 Returns. GDSC has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations or financial condition of GDSC (collectively, the "GDSC Returns") and has timely paid all Taxes shown to be due on the GDSC Returns. GDSC has not waived any statute of limitations in respect to Taxes or sought or received any extension of time within which to file any return or report. All GDSC Returns filed are complete and accurate in all respects, except where the lack of completeness or accuracy would not have a Material Adverse Effect, and no additional Taxes are owed by GDSC with respect to the periods covered by the GDSC Returns.

          2.17-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. The reserves for Taxes reflected in the GDSC Current Balance Sheet are adequate for payment of Taxes with respect to GDSC in respect of all periods ending on or before the date of the GDSC Current Balance Sheet. All Taxes which GDSC has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          2.17-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     2.18 Certain Interests. No shareholder of GDSC nor any officer or director of GDSC (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to GDSC's business, or (b) is indebted to GDSC. GDSC is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transaction contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from GDSC to any of its shareholders, officers, directors, or employees (or any entity owned or controlled by one or more of such parties).

     2.19 No Restrictions. No power of attorney or similar authorization given by GDSC is presently in effect or outstanding. No contract or agreement to which GDSC is a party or is bound or to which any of its properties or assets is subject limits the freedom of GDSC to compete in any line of business or with any person.

     2.20 Permits and Licenses. GDSC and, to GDSC's knowledge, the GDSC Professional Corporations hold, and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of their respective businesses pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over them or any part of their operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. GDSC and, to GDSC's knowledge, the GDSC Professional Corporations are in compliance with all the terms of each Permit, and there are no claims of violation by GDSC or any GDSC Professional Corporation of any Permit.

     2.21 Certain Payments. No person or entity has, directly or indirectly, on behalf of or with respect to GDSC or its business or operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     2.22 Environmental Conditions.

          2.22-1 Compliance. GDSC has operated its business and maintained its assets, including without limitation its real property, in compliance with all applicable Environmental Laws. All wastes generated in connection with its business are and have been transported and disposed of off site in compliance with all applicable Environmental Laws. Except as otherwise required for the normal operation of a dental practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on its real property or in connection with its business.

          2.22-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     2.23 Consents and Approvals. Except as set forth on Schedule 2.23, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by GDSC.

     2.24 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of GDSC are complete and accurate in all material respects, and there have been no transactions involving the business of GDSC which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to GMS.

     2.25 Pooling Matters. GDSC has not, based on consultation with its independent accountants, taken or agreed to take any action that would prevent the ability of the parties to account for the business combination to be effected by the Merger as a pooling of interests.

     2.26 Certain Tax Matters.

          2.26-1 Reacquisition of Stock. GDSC has no plan or intention to reacquire any of its stock issued in the Merger.

          2.26-2 Disposition of Assets. GDSC has no plan or intention to sell or otherwise dispose of any of the assets of GMS acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

          2.26-3 Continuation of Business or Use of Assets. Following the Merger, GDSC will continue the historic business of GMS or use a significant portion of GMS's historic business assets in a business.

          2.26-4 Expenses. GDSC will pay its expenses incurred in connection with the Merger.

          2.26-5 Intercorporate Indebtedness. There is no intercorporate indebtedness existing between GMS and GDSC that was issued, acquired, or will be settled at a discount.

          2.26-6 Not Investment Company. GDSC is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          2.26-7 Compensation Issues. None of the compensation received by any shareholder-employees of GMS will be separate consideration for, or allocable to, any of their shares of GMS Stock; none of the shares of GDSC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     2.27 Consent Solicitation and Information Statement. Without making any representations with respect to any information to be supplied by GMS, the Consent Solicitation and Information Statement to be delivered by GMS to the GMS shareholders in connection with their consideration of this Agreement and the Merger will not contain any untrue statement of a material fact concerning GDSC or the Merger, and will not omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.28 Reliance. GDSC recognizes and agrees that, notwithstanding any investigation by GMS, GMS is relying upon the representations and warranties made by GDSC in this Agreement.

     2.29 Accuracy of Representations and Warranties. None of the representations or warranties of GDSC contain or will contain any untrue statement of any material fact or omit or misstate a material fact necessary to make the statements contained in this Agreement not misleading. GDSC does not know of any fact that has resulted or that, in its reasonable judgment will result, in any Material Adverse Change in GDSC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

                                   ARTICLE III

                      Representations and Warranties of GMS

     GMS represents and warrants to GDSC as follows:

     3.01 Corporate Existence.

          3.01-1 GMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and GMS has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. GMS is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or activities makes such qualification or licensing necessary except in those jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. Except as set forth on Schedule 3.01, GMS has no subsidiaries and has no investments in any corporation, partnership, association, joint venture or other entity.

          3.01-2 To GMS's knowledge, each professional corporation with which GMS has entered into a support services or management agreement (each, a "GMS Professional Corporation") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

     3.02 Authorization. GMS has the full corporate power and corporate authority to enter into this Agreement and to carry out its terms. Except for shareholder approval, GMS has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by GMS and is binding upon and enforceable against GMS in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.03 Capitalization. The authorized capital stock of GMS consists of the following: 15,500,000 shares of Common Stock, $0.001 par value, of which 2,614,901 are issued and outstanding and 10,500,000 shares of Preferred Stock, $0.001 par value, of which the following series are authorized and outstanding:

      Series of Preferred
            Stock                Shares Authorized        Shares Outstanding
      -------------------        -----------------        ------------------
           Series A                    395,000                  395,000
          Series B-1                 6,287,142                6,287,142
          Series B-2                 3,118,571                     none
           Series C                      5,000                    2,753

All of the issued and outstanding shares of Preferred Stock of GMS are convertible into Common Stock of GMS. All shares of capital stock of GMS issued and outstanding are validly issued, fully paid and nonassessable. No shares have been issued in violation of any preemptive or similar rights granted pursuant to GMS's certificate of incorporation or otherwise. Other than this Agreement and except as set forth on Schedule 3.03, there is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance, sale, delivery or transfer by GMS of GMS's capital stock, other than
(i) 1,250,000 shares reserved for issuance pursuant to the GMS 1996 Stock Option Plan, of which 176,000 shares are subject to outstanding options, (ii) 642,600 shares reserved for issuance pursuant to the GMS 1996 Performance Stock Option Plan, of which 72,500 shares are subject to outstanding options, and (iii) 484,103 shares subject to outstanding warrants to purchase Common Stock of GMS. Except as set forth on Schedule 3.03, there are no outstanding obligations of GMS to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

     3.04 No Adverse Consequences. Neither the execution and delivery of this Agreement by GMS nor the consummation of the transactions contemplated by this Agreement will

          3.04-1 result in the creation or imposition of any lien, charge or encumbrance on any of GMS's assets or properties,

          3.04-2 violate or conflict with any provision of GMS's certificate of incorporation or bylaws,

          3.04-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to GMS, or

          3.04-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to GMS under or constitute a default under any agreement, instrument, license or permit to which GMS is a party or by which it is bound, except for such termination, acceleration, breach, loss or default that would not have a Material Adverse Effect.

     3.05 Brokers and Finders. GMS has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     3.06 Litigation. Except as set forth on Schedule 3.06, there is no claim, litigation, proceeding, dispute or investigation of any kind pending or, to the knowledge of GMS, threatened by or against GMS.

     3.07 Compliance with Laws. GMS and, to GMS's knowledge, the GMS Professional Corporations have at all relevant times conducted their businesses in compliance with their respective certificates or articles of incorporation, bylaws and all applicable laws and regulations. Except as set forth on Schedule 3.20, neither GMS nor, to GMS's knowledge, any GMS Professional Corporation is in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. Neither GMS nor, to GMS's knowledge, any GMS Professional Corporation is subject to any outstanding order, writ, injunction or decree, or has been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.08 Employment Matters.

          3.08-1 Labor Matters

               (a) Except as set forth on Schedule 3.08-1, GMS is not a party or otherwise subject to any collective bargaining agreement governing the wages, hours or terms of employment of its employees. GMS is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against GMS pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of GMS, threatened against GMS, (3) representation petition respecting GMS's employees pending before the National Labor Relations Board, or
(4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to GMS.

               (c) GMS has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.08-2 Employee Benefits.

               (a) Schedule 3.08-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by GMS, and complete and accurate copies of all those plans or arrangements have been provided to GDSC. Schedule 3.08-2 includes an estimate of amounts to be paid to GMS employees for 1997 pursuant to GMS employee bonus plans.

               (b) The employee pension benefit plans (within the meaning of Section 3(2) of ERISA established and maintained by GMS that are subject to ERISA are listed separately as GMS ERISA Plans on Schedule 3.08-2 (the "GMS ERISA Plans"). The GMS ERISA Plans comply with the applicable requirements of ERISA. GMS has received from the Internal Revenue Service a favorable determination for each of the GMS ERISA Plans and their related trusts that each of the GMS ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 401(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the GMS ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 512(a) of the

Code exists, or has existed, with respect to any of the GMS ERISA Plans. The present value of all accrued benefits under each of the GMS ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. GMS has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the GMS ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any GMS ERISA Plan. Each GMS ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the GMS ERISA Plan documents have been amended to reflect such requirements.

               (c) GMS has no obligation of any kind (whether under the terms of the GMS ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.08-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.08-3 Employment Agreements. Each of GMS's employees is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between GMS and any of its employees other than as listed on Schedule 3.08-3. Copies of all of GMS's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices) have been provided to GDSC. GMS does not have any agreements or understandings with its employees except as reflected in the items listed in Schedules 3.08-2 and 3.08-3.

     3.09 Financial Statements. GMS has provided an audited balance sheet as of December 31, 1996, and the related audited statement of income for the period then ended and the unaudited balance sheet of GMS as of August 31, 1997 (the "GMS Current Balance Sheet") and the related statement of income for the eight months then ended (all such balance sheets and statements collectively, the "GMS Financial Statements"). The GMS Financial Statements present fairly the financial position of GMS as of the dates indicated and the results of operations for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis.

     3.10 Undisclosed Liabilities. GMS does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not accrued, reserved against or disclosed in the GMS Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate would not have a Material Adverse Effect on GMS.

     3.11 Absence of Certain Changes or Events. Since the date of the GMS Current Balance Sheet, except as set forth on Schedule 3.11, there has not been:

          3.11-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.11-2 Any increase in the rate or terms of compensation payable or to become payable by GMS to any of its directors, officers or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.11-3 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by GMS, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices, agreements involving less than $100,000 or as expressly contemplated in this Agreement; or

          3.11-4 Any conduct of business which is outside the ordinary course of business.

     3.12 Leases. Schedule 3.12 contains a complete and accurate list of all real property leases ("GMS Leases") under which GMS is a lessee, a description of the real property covered thereby ("GMS Real Property"), the term of each GMS Lease and the monthly payments under the GMS Lease (including triple net charges and other assessments). Except as set forth on Schedule 3.12, GMS does not own any real property. Complete and accurate copies of all GMS Leases have been delivered or made available to GDSC.

     3.13 Certain Contracts and Arrangements. Schedule 3.13, which is organized by type of agreement, contains a complete and accurate list of all agreements of the following types ("GMS Contracts") to which GMS is a party or by which it is bound:

          3.13-1 contracts or agreements for the issuance or repurchase of GMS Stock and any agreements with shareholders;

          3.13-2 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by GMS or GMS's guaranty of any obligation for the borrowing of money;

          3.13-3 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other acquisition or disposition of more than $100,000 of equipment, materials or capital assets;

          3.13-4 contracts or agreements for the performance of services by GMS;

          3.13-5 contracts or agreements for the provision of services to GMS for annual payments in excess of $100,000, excluding employment contracts;

          3.13-6 contracts or agreements for the joint performance of work or services and all other joint venture agreements;

          3.13-7 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of GMS's services; and

          3.13-8 any other contract, instrument, agreement or obligation not described on any other Schedule to which GMS is a party or by which it is bound and which contains unfulfilled obligations of GMS with a value of $100,000 or more.

Complete and accurate copies of all GMS Contracts have been delivered or made available to GDSC.

     3.14 Status of GMS Contracts and GMS Leases.

          3.14-1 Each of the GMS Contracts and GMS Leases listed on Schedules
3.13 and 3.14 is valid, binding and enforceable by GMS in accordance with its terms and is in full force and effect. There is no existing default or violation by GMS under any GMS Contract or GMS Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of GMS under any GMS Contract or GMS Lease. There is no pending or, to GMS's knowledge, threatened proceeding which would interfere with the quiet enjoyment of any GMS Real Property.

          3.14-2 GMS is not aware of any default by any other party to any GMS Contract or GMS Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any GMS Contract or GMS Lease, and, to its knowledge, there are no facts that exist indicating that any of the GMS Contracts or GMS Leases may be totally or partially terminated or suspended by the other parties.

          3.14-3 GMS is not a party to, nor is it bound by, any contract or agreement that it can reasonably foresee will result in any loss that would have a Material Adverse Effect on GMS upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential that would have a Material Adverse Effect).

     3.15 Title and Condition of Tangible Assets.

          3.15-1 GMS owns all of its tangible personal property except leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for liens disclosed on the GMS Current Balance Sheet or liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the GMS Current Balance Sheet).

          3.15-2 All tangible personal property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of GMS's business.

          3.15-3 There are no developments affecting any of the GMS Real Property or GMS's tangible personal property pending or, to its knowledge, threatened which might detract from the value of such property or assets, interfere with any present or intended use of any such property or assets or adversely affect the marketability of such properties or assets in a manner that GMS could reasonably foresee would have a Material Adverse Effect.

     3.16 Insurance. GMS maintains policies of malpractice, liability, fire, worker's compensation, director's and officer's and other forms of insurance insuring GMS, its officers, directors or employees, its assets or its operations (the "GMS Policies") which are valid, enforceable and in full force and effect. All premiums with respect to the GMS Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any GMS Policy. The GMS Policies are sufficient for compliance with all requirements of law and of agreements to which GMS is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. GMS has not been refused any insurance coverage and no insurance coverage has been canceled during the five years preceding the date of this Agreement.

     3.17 Taxes.

          3.17-1 Returns. GMS has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes which relate to the business, results of operations or financial condition of GMS (collectively, the "GMS Returns") and has timely paid all Taxes shown to be due on the GMS Returns. GMS has not waived any statute of limitations in respect of Taxes or sought or received any extension of time within which to file any return or report. All GMS Returns filed are complete and accurate in all respects, except where the lack of completeness or accuracy would not have a Material Adverse Effect, and no additional Taxes are owed by GMS with respect to the periods covered by the GMS Returns.

          3.17-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. The reserves for Taxes reflected in the GMS Current Balance Sheet are adequate for payment of Taxes with respect to GMS in respect of all periods ending on or before the date of the GMS Current Balance Sheet. All Taxes which GMS has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

     3.18 Certain Interests. Except as set forth on Schedule 3.18, no shareholder of GMS nor any officer or director of GMS (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to GMS's business, or (b) is indebted to GMS. GMS is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. Except as set forth on
Schedule 3.18, the consummation of the transaction contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from GMS to any of its shareholders, officers, directors, or employees (or any entity owned or controlled by one or more of such parties).

     3.19 No Restrictions. No power of attorney or similar authorization given by GMS is presently in effect or outstanding. No contract or agreement to which GMS is a party or is bound or to which any of its properties or assets is subject limits the freedom of GMS to compete in any line of business or with any person.

     3.20 Permits and Licenses. Except as set forth on Schedule 3.20, GMS and, to GMS's knowledge, the GMS Professional Corporations hold, and at all times have held, all Permits necessary for the lawful conduct of their respective businesses pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over them or any part of their operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. GMS and, to GMS's knowledge, the GMS Professional Corporations are in compliance with all the terms of each Permit, and there are no claims of violation by GMS or any GMS Professional Corporation of any Permit.

     3.21 Certain Payments. No person or entity has, directly or indirectly, on behalf of or with respect to GMS or its business or operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.22 Environmental Conditions. GMS has operated its business and maintained its assets, including without limitation its real property, in compliance with all applicable Environmental Laws. All wastes generated in connection with its business are and have been transported and disposed of off site in compliance with all applicable Environmental Laws. Except as otherwise required for the normal operation of a dental practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on its real property or in connection with its business.

     3.23 Consents and Approvals. Except as set forth on Schedule 3.23, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by GMS.

     3.24 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of GMS are complete and accurate in all material respects, and there have been no transactions involving the business of GMS which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to GDSC.

     3.25 Pooling Matters. GMS has not, based on consultation with its independent accountants, taken or agreed to take any action that would prevent the ability of the parties to account for the business combination to be effected by the Merger as a pooling of interests.

     3.26 Certain Tax Matters.

          3.26-1 Liabilities Incurred in Ordinary Course. The liabilities of GMS to be assumed by GDSC and the liabilities to which the transferred assets of GMS are subject were incurred by GMS in the ordinary course of its business.

          3.26-2 Expenses. GMS and the shareholders of GMS will pay their respective expenses, if any, incurred in connection with the Merger.

          3.26-3 Intercorporate Indebtedness. There is no intercorporate indebtedness existing between GMS and GDSC that was issued, acquired, or will be settled at a discount.

          3.26-4 Not Investment Company. GMS is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          3.26-5 Not Subject to Title 11 Case. GMS is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          3.26-6 Value of Assets. The fair market value of the assets of GMS transferred to GDSC will equal or exceed the sum of the liabilities assumed by GDSC plus the amount of liabilities, if any, to which the transferred assets are subject.

          3.26-7 Compensation Issues. None of the compensation received by any shareholder-employees of GMS will be separate consideration for, or allocable to, any of their shares of GMS Stock; none of the shares of GDSC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     3.27 Consent Solicitation and Information Statement. Without making any representations with respect to any information to be supplied by GDSC, the Consent Solicitation and Information Statement to be delivered by GMS to the GMS shareholders in connection with their consideration of this Agreement and the Merger will not contain any untrue statement of a material fact concerning GDSC or the Merger, and will not omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.28 Reliance. GMS recognizes and agrees that, notwithstanding any investigation by GDSC, GDSC is relying upon the representations and warranties made by GMS in this Agreement.

     3.29 Accuracy of Representations and Warranties. None of the representations or warranties of GMS contain or will contain any untrue statement of any material fact or omit or misstate a material fact necessary to make the statements contained in this Agreement not misleading. GMS does not know of any fact that has resulted or that, in its reasonable judgment will result, in any material adverse change in GMS's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

                                   ARTICLE IV

                                Covenants of GDSC

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, GDSC shall, at GMS' request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GMS reasonable access during normal business hours to all employees, properties, books and records of GDSC and shall permit such persons, at GMS' expense, to make copies of such books and records. GDSC shall deliver to GMS monthly financial statements of GDSC promptly after they become available. GMS shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section as confidential in accordance with Section
10.01 hereof. No investigation by GMS or any of its authorized representatives pursuant to this Section shall affect any representation, warranty or closing condition of any party hereto.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GMS, prior to the Effective Time, GDSC shall not take any of the following actions, except in connection with the Bakersfield Transaction and any other dental practice acquisitions disclosed in schedules to this Agreement:

          (a) Incur more than $100,000 of additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of its business and consistent with past practices, forgive or release any debt or claim, grant a waiver of any right or voluntarily suffer any loss, each with a value of $100,000 or more;

          (b) Declare, pay or make any dividend or other distribution of money or property on or with respect to any share of its capital stock;

          (c) Issue, sell, encumber or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock;

          (d) Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          (e) Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others (including officers and directors), or agree so to lease or license, any of its assets;

          (f) Acquire any assets with a value of $100,000 or more, other then assets acquired in the ordinary and usual course of its business and consistent with past practices;

          (g) Purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

          (h) Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $100,000 annually;

          (i) Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its officers, employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          (j) Implement or agree to any implementation of or amendment of a substantive provision of any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          (k) Change the accounting methods, policies or practices of GDSC;

          (l) Hire any new executive officers;

          (m) Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GMS, prior to the Effective Time, GDSC shall:

          (a) Operate the business of GDSC as presently operated and only in the ordinary course and consistent with past practices;

          (b) Advise GMS in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          (c) When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement listed on Schedule 2.13, use its best efforts to obtain such consent on terms and conditions not less favorable than those in effect on the date hereof;

          (d) Use its best efforts to maintain all of its tangible personal property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain GDSC's intangible assets;

          (e) Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          (f) Use its best efforts to retain all employees;

          (g) Maintain its books and records in accordance with past practices;

          (h) Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto;

          (i) Comply with all laws, rules and regulations applicable to it; and

          (j) Preserve and maintain its separate corporate existence, rights, privileges and franchises in connection therewith and not amend its articles of incorporation or bylaws.

                                    ARTICLE V

                                Covenants of GMS

     5.01 Access to Properties, Books and Records. Prior to the Closing Date, GMS shall, at GDSC's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GDSC reasonable access during normal business hours to all employees, properties, books and records of GMS and shall permit such persons, at GDSC's expense, to make copies of such books and records. GMS shall deliver to GDSC monthly financial statements of GMS promptly after they become available. GDSC shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section as confidential in accordance with Section 10.01 hereof. No investigation by GDSC or any of its authorized representatives pursuant to this Section shall affect any representation, warranty or closing condition of any party hereto.

     5.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Effective Time, GMS shall not take any of the following actions, except in connection with dental practice acquisitions disclosed in schedules to this Agreement:

          (a) Incur more than $100,000 of additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of its business and consistent with past practices, forgive or release any debt or claim, grant a waiver of any right or voluntarily suffer any loss, each with a value of $100,000 or more;

          (b) Declare, pay or make any dividend or other distribution of money or property on or with respect to any share of its capital stock;

          (c) Issue, sell, encumber or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock;

          (d) Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          (e) Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others (including officers and directors), or agree so to lease or license, any of its assets;

          (f) Acquire any assets with a value of $100,000 or more, other then assets acquired in the ordinary and usual course of its business and consistent with past practices;

          (g) Purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

          (h) Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $100,000 annually;

          (i) Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its officers, employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          (j) Implement or agree to any implementation of or amendment of a substantive provision of any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          (k) Change the accounting methods, policies or practices of GMS;

          (l) Hire any new executive officers; or

          (m) Agree or commit to do any of the foregoing.

     5.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Effective Time, GMS shall:

          (a) Operate the business of GMS as presently operated and only in the ordinary course and consistent with past practices;

          (b) Advise GDSC in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          (c) When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement listed on Schedule 3.13, use its best efforts to obtain such consent on terms and conditions not less favorable than those in effect on the date hereof;

          (d) Use its best efforts to maintain all of its tangible personal property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain GMS's intangible assets;

          (e) Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          (f) Use its best efforts to retain all employees;

          (g) Maintain its books and records in accordance with past practices;

          (h) Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto;

          (i) Comply with all laws, rules and regulations applicable to it;

          (j) Preserve and maintain its separate corporate existence, rights, privileges and franchises in connection therewith and not amend its articles of incorporation or bylaws.

     5.04 Shareholder Approval. GMS shall take all actions necessary under applicable law to obtain the required approval of this Agreement, the Merger and the transactions contemplated hereby of its shareholders (at a meeting or by written consent, as applicable) as soon as reasonably feasible, subject to applicable law, after the execution hereof. In connection therewith, GMS shall recommend to its shareholders approval of the Merger, this Agreement and, to the extent required, the transactions contemplated hereby.

                                   ARTICLE VI

                                 Joint Covenants

     GDSC and GMS covenant and agree that they will act in accordance with the following:

          6.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

          6.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this Section shall limit the rights of the parties under Articles 9 and 10.

          6.03 Office Locations. Upon consummation of the Merger, the main corporate office of GDSC will be located at GMS's current corporate office in southern California which shall be moved as soon as reasonably practicable to a location in reasonable proximity to the Los Angeles International Airport. The current corporate office of GDSC will continue to be maintained in Vancouver, Washington as a second corporate office, which will be the primary location for the corporate functions of clinical affairs, corporate development and management information systems.

          6.04 Consent Solicitation and Information Statement. In connection with obtaining the approval of GMS shareholders as required by Section 7.11, GDSC and GMS shall prepare and deliver to all GMS shareholders a Consent Solicitation and Information Statement in such form as the parties reasonably determine will comply with applicable disclosure requirements.

                                   ARTICLE VII

                        Conditions to Obligations of GDSC

     The obligations of GDSC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GDSC.

     7.02 Consents. GMS shall have obtained the third-party consents required under the terms of the GMS Contracts and GMS Leases, and such consents shall not have required any change to the terms and conditions of the GMS Contracts and GMS Leases other than changes consented to in writing by GDSC or that in the aggregate would not have a Material Adverse Effect on GMS.

     7.03 Representations, Warranties and Covenants.

          7.03-1 All representations and warranties of GMS made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.03-2 All of the terms, covenants and conditions to be complied with and performed by GMS at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          7.03-3 GDSC shall have received a certificate of GMS, dated as of the Closing Date and executed by the President of GMS, to the effect that the representations and warranties of GMS contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GMS has in all material respects each complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     7.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC or GMS to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     7.05 No Adverse Change. There shall not have been any Material Adverse Change affecting GMS.

     7.06 Opinion of Counsel. GDSC shall have received an opinion of McDermott Will and Emery, counsel to GMS, dated the Closing Date, in substantially the form attached hereto as Exhibit A.

     7.07 Employment Agreement. Michael Fiore shall have executed and delivered an Employment Agreement with GDSC in the form attached hereto as Exhibit B-4.

     7.08 Shareholder Representation Letter. Each shareholder of GMS shall have executed a shareholder representation letter in the form attached as Exhibit C-1 (the "Representation Letter") and a shareholder consent in the form attached as Exhibit C-2 (the "Shareholder Consent"), provided however, that this condition shall also be satisfied if each of the following are met: (1) each affiliate of GMS identified on Schedule 7.09 executes a Representation Letter and a Shareholder Consent, (2) all GMS shareholders who do not execute a Representation Letter and a Shareholder Consent hold, in the aggregate, shares of GMS Stock that will be converted into no more than 3% of the GDSC Common Stock to be issued pursuant to Section 1.04-1 without giving effect to any exercise of appraisal rights, (3) with respect to any GMS shareholder who does not execute a Representation Letter and a Shareholder Consent, GMS shall have provided information to GDSC demonstrating to GDSC's reasonable satisfaction that such shareholder is an accredited investor as defined in Rule 501 of Regulation D under the 1933 Act and (4) all shareholders who are parties to the agreements specified in Section 7.13 shall have executed a Representation Letter and a Shareholder Consent.

     7.09 Affiliate Representation Letter. Each affiliate of GMS identified on
Schedule 7.09 shall have executed an affiliate representation letter in the form attached as Exhibit D.

     7.10 Tax Opinion. GDSC and GMS shall have received a tax opinion from Stoel Rives LLP, dated the Closing Date, in substantially the form attached as Exhibit E.

     7.11 Shareholder Approval. The Merger shall have been approved by the shareholders of GMS in the manner required by the Delaware General Corporation Act and the certificate of incorporation and bylaws of GMS.

     7.12 Fairness Opinion. GDSC shall have received an opinion from EVEREN Securities, Inc. that the terms of the Merger are fair to the shareholders of GDSC from a financial point of view.

     7.13 Termination of Agreements. The Investor Rights Agreement dated October 11, 1996 between GMS and certain of its investors, as amended by Amendment No. 1 dated April 1, 1997, the Co-Sale and First Refusal Agreement dated October 11, 1996 between GMS and certain of its investors, the letter agreement dated October 10, 1996 regarding management rights between GMS and Accel V L.P., and the engagement letter agreement between GMS and Dean Witter Reynolds Inc. dated November 29, 1995, as amended on August 19, 1996 and October 10, 1996, shall have been terminated.

     7.14 Dissenters. Holders of GMS Stock that would be converted into no more than 3% of the GDSC Common Stock to issued pursuant to Section 1.04-1 (assuming no exercise of appraisal rights) shall have exercised or be eligible to exercise appraisal rights under the Delaware General Corporation Law.

     7.15 Conversion of Preferred Stock. All outstanding shares of Preferred Stock of GMS shall have been converted into Common Stock of GMS as provided for in Section 1.04-1.

     7.16 Clarification of Repurchase Rights. Grant M. Sadler, Kenneth J. Davis, Michael T. Fiore and Norman Huffaker shall each have executed and delivered a Clarification of Repurchase Rights Agreement with GMS in a form satisfactory to GDSC.

     7.17 Clarification of Earnout Rights. Earl R. Burrell, Warren Francis and Victor G. Romley shall each have executed and delivered a Clarification of Earnout Rights Agreement with GMS in a form satisfactory to GDSC.

     7.18 Acquisition Agreements. GMS shall have entered into definitive agreements for the merger of Premier Dental Care, an Idaho corporation, with and into GMS and the purchase of substantially all of the assets of the dental practice conducted by Charles Murillo, D.D.S., dba Community Dental Group, in each case with economic terms substantially in conformance with those contained in the last drafts of such agreements provided to GDSC.

     7.19 Pooling Opinion. GDSC shall have received an opinion from KPMG Peat Marwick LLP that the Merger may be accounted for as pooling of interests.

     7.20 Imperial Bank Waiver. Imperial Bank shall have executed and delivered a waiver of any rights it may have to receive additional warrants to acquire GMS Stock in a form satisfactory to GDSC.

     7.21 Actions Satisfactory to GDSC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GDSC.

                                  ARTICLE VIII

                        Conditions to Obligations of GMS

     The obligations of GMS under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     8.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GMS.

     8.02 Consents. GDSC shall have obtained the third-party consents required under the terms of the GDSC Contracts and GDSC Leases, and such consents shall not have required any change to the terms and conditions of the GDSC Contracts and GDSC Leases other than changes consented to in writing by GMS or that in the aggregate would not have a Material Adverse Effect on GDSC.

     8.03 Representations, Warranties and Covenants.

          8.03-1 All representations and warranties of GDSC made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          8.03-2 All of the terms, covenants and conditions to be complied with and performed by GDSC on or prior to the Closing shall in all material respects have been complied with or performed by GDSC.

          8.03-3 GMS shall have received a Certificate of GDSC, dated as of the Closing Date and executed by the President or other authorized officer of GDSC, to the effect that the representations and warranties of GDSC contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     8.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC or GMS to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     8.05 No Adverse Change. There shall not have been any Material Adverse Change affecting GDSC.

     8.06 Opinion of Counsel. GMS shall have received an opinion of Stoel Rives LLP, counsel to GDSC, dated the Closing Date, in substantially the form attached hereto as Exhibit F.

     8.07 Employment Agreements. GDSC and each of Dany Tse, Theodore Van Eerden and William Westrate shall have executed employment agreements in the forms attached hereto as Exhibits B-1, B-2 and B-3.

     8.08 GDSC Board of Directors and Officers. GDSC will have taken such actions, including obtaining resignations of current GDSC directors who are not intended to continue as directors, so that as of the Effective Time, GDSC's Board of Directors will be composed of the persons listed in Section 1.03 of this Agreement and the officer and other senior management positions at GDSC listed in Section 1.03 shall be held by the persons specified.

     8.09 Shareholder Approval. The Merger shall have been approved by the shareholders of GMS in the manner required by the Delaware General Corporation Act and the certificate of incorporation and bylaws of GMS.

     8.10 Tax Opinion. GDSC and GMS shall have received a tax opinion from Stoel Rives LLP, dated the Closing Date, in substantially the form attached as Exhibit E.

     8.11 Nasdaq Listing. GDSC shall have filed a Notification Form for Listing of Additional Shares with payment of the applicable filing fee for inclusion on the Nasdaq Small Cap Market of the shares of GDSC Common Stock to be issued in the Merger.

     8.12 Actions Satisfactory to GMS's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GMS.

                                   ARTICLE IX

                            Exclusivity; Termination

     9.01 Exclusivity.

          9.01-1 Except as provided in Section 9.02(f), each of GMS and GDSC shall not, and each shall use its respective best efforts to cause its agents, attorneys and securityholders to not, except as expressly contemplated herein, directly or indirectly, without the other party's prior written consent, initiate, solicit, entertain, encourage any proposal or offers from or hold discussions with any corporation, partnership, person or other entity (other than the other party) concerning a Competing Transaction (as defined below). Each party will promptly notify the other by telephone and thereafter confirm in writing, if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received by such party. In the event one party receives an unsolicited offer relating to a Competing Transaction, such party shall promptly inform the person making such unsolicited offer of the existence of this Agreement and, subject to Section 9.02(f), shall reject such offer.

          9.01-2 The term "Competing Transaction" shall mean any of the following involving either GMS or GDSC, as the case may be (other than the Merger): (i) any merger, consolidation, share exchange, business combination or similar transactions involving such party, or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions. The term "Competing Transaction" shall not include (x) the Bakersfield Transaction, or
(y) any one or more transactions which, in the aggregate, do not contemplate the issuance of greater than 10% of the outstanding shares of GMS common stock or GDSC Common Stock (assuming issuance of approximately 1.5 million shares of GDSC Common Stock proposed to be issued pursuant to the Bakersfield Transaction).

     9.02 Right of Parties to Terminate. This Agreement may be terminated:

          (a) by GDSC, if any of the authorizations, consents, approvals, filings or registrations described in Section 7.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GDSC and all reasonable final appeals shall have been exhausted;

          (b) by GMS, if any of the authorizations, consents, approvals, filings or registrations described in Section 8.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GMS and all reasonable final appeals shall have been exhausted;

          (c) by GDSC, if GMS shall have breached any of its obligations hereunder in any material respect;

          (d) by GMS, if GDSC shall have breached any of its obligations hereunder in any material respect;

          (e) by either GMS or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to February 28, 1998; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has substantially or materially contributed to the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (f) by either GMS or GDSC in the event that: (i) GMS or GDSC receives an unsolicited written offer from a third party relating to a Competing Transaction (which offer may or may not be subject to confirmatory due diligence) and (ii) such party shall have notified the other party in writing of all terms and conditions of such offer, then thereafter such party shall be entitled to negotiate and provide information to such third party. In addition, in the event that such offer, including the financing thereof, has been determined by the Board of Directors of such party based upon the written opinion of its outside financial advisors to be on terms financially superior for its shareholders than the Merger (a "Bona Fide Offer"), such party may terminate this Agreement and accept such Bona Fide Offer; provided, however, that prior to the termination of this Agreement and the acceptance of such Bona Fide Offer, such party shall have given the other party 48 hours written notice of such Bona Fide Offer and of its intention to accept such offer and terminate this Agreement. It is the intent of the parties hereto, that in the event that any party receives a Bona Fide Offer, the other party shall have the opportunity to consider such offer and participate, at its option, in making a counter proposal.

     9.03 Break-Up Fee. In the event that a party breaches Section 9.01 or terminates this Agreement pursuant to Section 9.02(f) and the other party has indicated its willingness to proceed with the proposed Merger and is not in breach of any term or provision of this Agreement, such breaching or terminating party will pay to the other party in cash a break-up fee of $300,000 within 30 days after such breach or termination.

     9.04 Effect of Termination. If either GDSC or GMS decides to terminate this Agreement pursuant to Section 9.02, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 9.02, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Section 9.03, if applicable, and Article 10 hereof) with respect to the matters contemplated by this Agreement.

     9.05 Delivery of Schedules. The parties acknowledge that at the time of signing of this Agreement the Schedules were not attached and had not been provided by each party to the other party. Each party agrees to provide all Schedules required by this Agreement to the other party no later than October 30, 1997. Each party shall then have until October 31, 1997 either to accept the Schedules of the other party or to terminate this Agreement if, in its sole discretion, it is not satisfied with the Schedules of the other party. If each party accepts the Schedules of the other party, the Schedules shall be attached to this Agreement and considered part of this Agreement as of the date hereof.


                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning GDSC or GMS not previously disclosed to the public or in the public domain that has been furnished to or obtained by the other party under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of the party to whom the information has been provided or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, each party shall hold such information in confidence for a period of two years from the date of any termination of this Agreement and shall not use the information for any purpose. All such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to the other party.

          10.01-2 Notwithstanding the foregoing, such obligations of GDSC and GMS shall not apply to information:

          (a) that is, or becomes, publicly available from a source other than the other party;

          (b) that was known and can be shown to have been known by a party at the time of its receipt from the other party;

          (c) that is received from a third party without breach of this Agreement and without knowledge that such third party is subject to a confidentiality agreement with respect to that information;

          (d) that is required by law to be disclosed; or

          (e) that is disclosed in accordance with the written consent of the other party.

     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by either party without the prior written consent of the other party, which consent, in either case, shall not be unreasonably withheld; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).

                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC shall be solely responsible for all costs and expenses incurred by it, and GMS shall be solely responsible for all costs and expenses incurred by it, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement and the Schedules and Exhibits referred to herein.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

          In the case of GDSC:

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2300
               Portland, OR  97204
               Telecopy No.:  (503) 220-2480
               Attention:  Edward L. Epstein

          In the case of GMS:

               McDermott Will & Emery
               1301 Dove Street, Suite 500
               Newport Beach, CA  92660
               Telecopy No.: (714) 815-9348
               Attention:  Richard Babcock

     11.08 Breach; Equitable Relief. The parties acknowledge that the rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     11.11 Survival. The representations and warranties made in this Agreement or in any exhibit, schedule, certificate or agreement delivered pursuant to this Agreement shall not survive after the Effective Time.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: CFO
                                              ----------------------------------


     GMS:                              GMS DENTAL GROUP, INC.


                                       By: MICHAEL THOMAS FIORE
                                           -------------------------------------
                                       Title: CEO and President
                                              ----------------------------------